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                                                                    EXHIBIT 15



August 7, 1998



PacifiCorp
700 N.E. Multnomah
Portland, Oregon

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of PacifiCorp and subsidiaries for the periods ended June 30, 1998 and 1997, as indicated in our report dated July 21, 1998; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, is incorporated by reference in Registration Statement Nos. 33-51277, 33-54169, 33-57043, 33-58461, 333-10885, and 333-45851, all on Form S-8; Registration
Statement No. 33-36239 on Form S-4; and Registration Statement Nos. 33-62095 and 333-09115 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.





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